Exhibit 99.1

NewsRelease

TC PipeLines, LP to Present at
RBC Master Limited Partnership Conference

HOUSTON, Texas – November 15, 2010 –TC PipeLines, LP (Nasdaq: TCLP) (the Partnership) will be presenting at the RBC Master Limited Partnership Investor Conference on Friday, November 19, 2010 in Las Colinas, Texas. Steve Becker, president of the general partner of the Partnership, will present an overview of growth opportunities for TC PipeLines, LP and participate in a panel discussion regarding Growth in Regulated Natural Gas Pipelines.

The presentation will be audiocast live, starting at 10:30 a.m. central standard time (CST), 9:30 a.m. mountain standard time (MST) and available via the Partnership's Investor Centre at www.tcpipelineslp.com.

TC PipeLines, LP has interests in approximately 3,700 miles of federally regulated U.S. interstate natural gas pipelines, including Great Lakes Gas Transmission Limited Partnership (46.45 per cent ownership), Northern Border Pipeline Company (50 per cent ownership), North Baja Pipeline, LLC (100 per cent ownership) and Tuscarora Gas Transmission Company (100 per cent ownership). Great Lakes is a 2,115-mile natural gas pipeline system serving markets in Minnesota, Wisconsin, Michigan and eastern Canada. The 1,249-mile Northern Border Pipeline transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. North Baja is an 80-mile bi-directional pipeline system that transports natural gas between southwestern Arizona and a point on the California/Mexico border where it connects with a natural gas pipeline system in Mexico. Tuscarora is a 240-mile pipeline system that transports natural gas from Oregon, where it interconnects TransCanada Corporation’s Gas Transmission Northwest System, to markets in Oregon, California, and Nevada. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly-owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc. also holds common units of TC PipeLines, LP. Common units of TC PipeLines, LP are quoted on the NASDAQ Global Select Market and trade under the symbol “TCLP.” For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Media Inquiries:	Terry Cunha	(403) 920-7859
(800) 608-7859
Unitholder and Analyst Inquiries:	Lee Evans	(877) 290-2772
investor_relations@tcpipelineslp.com